Exhibit 10.25

January 24, 2014

Marie Castellvi

Carrer del Bosc 6

Els Cards

08812 San Perdro de Ribes

Barcelona Spain

Re:	Stock-Based Awards of American Eagle Outfitters, Inc. (the “Company”)

Dear Marie:

We are pleased to inform you that, should you join the Company group, you will be eligible to receive certain equity awards from the Company, as described below. The awards will be granted under, and subject to the terms and conditions of, the American Eagle Outfitters, Inc. 2005 Stock Award and Incentive Plan, as amended on June 16, 2009 (the “Plan”), as well as the terms and conditions of the applicable award agreement, which will be provided to you as soon as practicable after the grant date and which you will be required to sign or otherwise accept in accordance with the Company’s acceptance procedures.

Restricted Stock Units: In the Spring of fiscal year 2014, you will be eligible for consideration for a Restricted Stock Unit (RSU) award. The RSU award will have an expected value of US $135,000 as of the grant date (but will be pro-rated if you join the Company group after the Company’s annual grant date). This means that the number of shares subject to the RSU award will be calculated by dividing the award value of US $135,000 (or the pro-rated amount, if applicable) by the closing price of a share of the Company’s common stock on the actual grant date. Accordingly, the number of shares subject to the RSU award will not be determined until the actual grant date. In addition, because the price of the Company’s common stock fluctuates, we cannot predict the value of the RSU award after the grant date. The RSU award will vest proportionally over three years from the grant date subject solely to your continued service with the Company group over that period.

Performance Share Plan: In the Spring of fiscal year 2014, you will be eligible for consideration for a Performance Share Plan (PS) award under the Company Long-Term Restricted Stock Unit Incentive Plan. The grant will have an expected target value of US $315,000 (but will be pro-rated if you join the Company group after the Company’s annual grant date). This means that the target number of shares subject to the PS award will be calculated by dividing the award value of US $315,000 (or the pro-rated amount, if applicable) by the closing price of a share of the Company’s common stock on the actual grant date. Accordingly, the target number of shares subject to the PS award will not be determined until the actual grant date. In addition, because the price of the Company’s common stock fluctuates, we cannot predict the value of the PS award after the grant date.

In addition, you will be eligible for consideration for a PS award upon your start date. The grant will have an expected value of -the US$ equivalent of 400,000 Euro as of the grant date. This means that the target number of shares subject to the PS award will be calculated by dividing the award value of the US$ equivalent of 400,000 Euro by the closing price of a share of the Company’s common stock on the grant date. Accordingly, the target number of shares subject to the PS award will not be determined until the grant date. In addition, because the price of the Company’s common stock fluctuates, we cannot predict the value of the PS award after the grant date.

Vesting of the PS awards will be contingent upon the achievement of Company performance goals for a given 3-year period. Based upon Company performance, the units will vest at the end of the 3-year period. The actual number of units vested will be based upon a sliding performance scale, varying between 0-150% of the target award. Shares not vested will be forfeited.

Furthermore, in its discretion, the Company may impose a different vesting schedule for the RSU and/or PS awards if it determines that a different vesting schedule may be required or recommended to comply with local law or be advisable to take advantage of any favorable tax regime available in your country or in any country to which you may relocate after grant of the RSU or PS awards.

Upon a Change in Control event (as such term will be defined in the award agreement but which generally refers to an event where control over the Company is assumed by another company), the treatment of any unvested RSU and PS awards will be as set forth in the applicable award agreement.

Please note that the Company can make the RSU and PS awards to you only if and as long as it is permitted and feasible under the laws of the country in which you reside and/or work or to which laws you may be subject during the life of the award. If local laws make the RSU or PS awards illegal or impractical, the Company will let you know as soon as possible.

Furthermore, you should know that the RSU and PS awards and any shares acquired pursuant to the awards are an additional benefit that may be given to you by the Company and not by your employer or any other subsidiary or affiliate of the Company. Therefore, the RSU and PS awards and any shares acquired pursuant to the awards are not part of your employment relationship with your employer and are completely separate from your salary or any other remuneration or benefits provided to you by your employer. This means that any gain you realize from the RSU or PS awards will not be included if or when any benefits that you may receive from your employer are calculated, including but not limited to bonuses, severance payments or similar termination compensation or indemnity, payments during a notice period or payments in lieu of notice.

If RSU or PS awards are granted to you, you will be responsible for complying with any applicable legal requirements in connection with your participation in the Plan and for any tax or social insurance contribution obligations arising from the awards and the shares received pursuant to the awards, including any employer obligations that the Company has determined may legally be transferred to you and regardless of any tax and social insurance contribution withholding and/or reporting obligation of the Company, your employer or any other subsidiary of the Company. You agree that if the RSU or PS awards are granted to you, your employer may report or withhold taxes as may be required under the laws of the jurisdiction in which you reside and/or work or to which laws you may be subject during the life of the award . You agree to seek advice from your personal accountant or tax advisor at your own expense regarding the tax implications of any awards granted to you.

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

You understand that, in order for the Company to administer the awards, the Company and your employer must collect, process and transfer certain of your personal data. By signing this letter, you agree to the collection, processing and transfer of your personal data, as described in the attached appendix.

Finally, all disputes arising under or relating to the RSU or PS awards and/or the provisions of this letter shall be governed by and construed in accordance with the laws of the state of Delaware, U.S.A. (without giving effect to principles of conflicts of law). For purposes of litigating any dispute that arises directly or indirectly from the RSU or PS awards and/or the provisions of this letter, you and the Company hereby submit to and consent to the exclusive jurisdiction of the state of Pennsylvania, U.S.A. and agree that such litigation shall be conducted only in the courts of Allegheny County, Pennsylvania, or the federal courts for the United States for the District of Columbia, and no other courts.

Sincerely,

American Eagle Outfitters, Inc.

By
Jay Schottenstein
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Marie Castellvi
Marie Castellvi

1/29/14
Date

APPENDIX

By signing the letter to which this appendix is attached, you agree to the additional terms and conditions set forth in this appendix. Capitalized terms used in this appendix shall have the meaning ascribed to such terms in the letter.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data by and among, as applicable, the Company your employer and the Company’s other subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company, your employer and the Company’s other subsidiaries and affiliates may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSU or PS awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data may be transferred to a broker or other stock plan service provider, which may be assisting the Company (presently or in the future) with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company may not be able to grant awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

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